Exhibit 10.3
HORMEL FOODS CORPORATION
Stock Option Agreement

Under the 2026 Equity and Incentive Compensation Plan
Hormel Foods Corporation (the “Company”), pursuant to the Hormel Foods Corporation 2026 Equity and Incentive Compensation Plan (the “Plan”), has granted Option Rights (otherwise known as stock options) to purchase shares of the Company’s Common Stock (the “Option Right”) to you, the Participant named below. The terms and conditions of the Option Right are set forth in this Agreement, consisting of this cover page and the Option Right Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Participant:
No. of Shares Covered: ______	Date of Grant (“Grant Date”): _________, 20__
Exercise Price Per Share:$________	Expiration Date: _______________, 20__
Vesting and Exercise Schedule: Dates First Anniversary of Grant Date Second Anniversary of Grant Date Third Anniversary of Grant Date Fourth Anniversary of Grant Date	Portion of Shares as to Which Option Right Becomes Vested and Exercisable 25% 25% 25% 25%
By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase shares of the Company’s Common Stock pursuant to this Option Right.

PARTICIPANT	HORMEL FOODS CORPORATION By: Name: Title:

HORMEL FOODS CORPORATION
2026 Equity and Incentive Compensation Plan
Stock Option Agreement
Option Right Terms and Conditions
1.Vesting and Exercisability of Option Right.
(a)Definitions. The following definitions are applicable for purposes of this Agreement, in addition to the terms otherwise defined in this Agreement:
(i)“Cause” means your (A) material failure to perform satisfactorily the duties reasonably required of you by the Company (other than by reason of Disability); (B) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (C) material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; (D) engaging in any act or practice that involves personal dishonesty on your part or demonstrates a willful and continuing disregard for the best interests of the Company and its Affiliates; or (E) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors.
(ii)“Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers you, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).
(iii)“Qualified Retirement” means any termination of your employment and service, other than for Cause, occurring at or after age 60 with five (5) years or more of continuous service to the Company and its Affiliates, or at or after age 55 with fifteen (15) years or more of continuous service to the Company and its Affiliates, provided that you remain an active employee of or service provider to the Company or one of its Affiliates through (A) the remainder of the Company’s current fiscal quarter in which the Grant Date occurred plus (B) all of the subsequent three fiscal quarters following the fiscal quarter in which the Grant Date occurred.
(b)Scheduled Vesting. This Option Right will vest and become exercisable as to the number of shares of Common Stock and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as your applicable employment or service to the Company does not terminate for reasons other than your Disability or Qualified Retirement. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option Right has not already been exercised and has not expired or been terminated or cancelled, you may at any time purchase all or any portion of the shares of Common Stock subject to the vested portion of the Option Right. Upon the termination of your employment or service to the Company due to your Disability or Qualified Retirement, vesting shall continue in accordance with the provisions of the first sentence of this Section 1(b).
Form of Stock Option Agreement (2026 Equity and Incentive Compensation Plan)    Page 2

(c)Accelerated Vesting. Notwithstanding Section 1(b), if you die then this Option Right shall immediately vest and become exercisable in full. In addition, vesting and exercisability of this Option Right may be accelerated during the term of the Option Right under the circumstances described in Sections 12(b) and 12(c) of the Plan, and at the discretion of the Committee in accordance with Section 4(e) and 18(c) of the Plan.
2.Expiration. Subject to Section 1 of this Agreement and Section 12 of the Plan, this Option Right will expire and will no longer be exercisable at 4:00 p.m. Central Time on the earliest of:
(a)The expiration date specified on the cover page of this Agreement;
(b)Upon your termination of employment or service for Cause or upon conduct that would constitute Cause during any post-termination exercise period;
(c)Upon your termination of employment or service for any reason other than Cause, death, Disability or Qualified Retirement and subject to Section 12 of the Plan, the date three months after your date of termination; provided however, if you die during such three-month period, the vested and exercisable portions of this Option Right may be exercised for a period of one year after the date of your death;
(d)Upon your termination of employment or service due to your Disability or Qualified Retirement, this Option Right shall be exercisable until the original expiration date specified on the cover page of this Agreement; provided, however, if you die prior to the original expiration date specified on the cover page of this Agreement, this Option Right shall expire upon the earlier of (i) one year after the date of your death and (ii) the original expiration date specified on the cover page of this Agreement;
(e)Upon your termination of employment or service due to your death, the date one year after your date of termination; or
(f)The date (if any) fixed for forfeiture, termination or cancellation of this Option Right pursuant to Section 12 of the Plan or Section 16 of this Agreement.
3.Service Requirement. Except as otherwise provided in Section 1 of this Agreement, this Option Right may be exercised only while you continue to provide service to the Company or any Affiliate, and only if you have continuously provided such service since the Grant Date of this Option Right.
4.Exercise of Option. Subject to Section 3 of this Agreement, the vested and exercisable portion of this Option Right may be exercised by (a) delivering electronic notice of exercise to the third-party stock plan administrator retained by the Company or, if approved by the Committee, written notice of exercise to the Company, to the attention of the Company’s Corporate Secretary (which written or electronic notice will be in such form as may be approved by the Company and shall state the number of shares of Common Stock to be purchased, the manner in which the exercise price will be paid and the manner in which the shares of Common Stock to be acquired are to be delivered, and must be signed or otherwise authenticated by the person exercising this Option Right), or by such other means as the Committee may approve and (b) by providing for payment of the exercise price of the shares of Common Stock being acquired and any related withholding taxes.
Form of Stock Option Agreement (2026 Equity and Incentive Compensation Plan)    Page 3

5.Payment of Exercise Price. Payment of the exercise price, and any applicable withholding tax, shall be made by cash or check or, subject to applicable law and to the extent permitted by the Committee from time to time and elected by you, by means of a broker-assisted cashless exercise in which you irrevocably instruct your broker to deliver proceeds of a sale of all or a portion of the shares of Common Stock to be issued pursuant to the exercise to the Company in payment of the exercise price of such shares of Common Stock, to the extent the foregoing method can be accommodated by any third-party stock plan administrator retained by the Company. The Committee may permit additional payment methods from time to time in its discretion.
6.Withholding Taxes. You may not exercise this Option Right in whole or in part unless you make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the exercise of this Option Right. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 16 of the Plan. The Committee may permit additional withholding methods from time to time in its discretion. Delivery of shares of Common Stock upon exercise of this Option Right is subject to the satisfaction of applicable withholding tax obligations.
7.Delivery of Shares of Common Stock. As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and has determined that all other conditions to exercise, including satisfaction of withholding tax obligations, have been satisfied, it shall deliver to the person exercising the Option Right, in the name of such person, the shares of Common Stock being purchased, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such shares of Common Stock to a brokerage account designated by such person, or book-entry registration of such shares of Common Stock with the Company’s transfer agent. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the shares of Common Stock and all fees and expenses incurred by it in connection therewith. All shares of Common Stock so issued shall be fully paid and nonassessable.
8.Transfer of Option Right. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option Right except in the case of a transfer described below. Subject to Section 15 of the Plan, you may not assign or transfer this Option Right except for a transfer upon your death in accordance with your will, by the laws of descent and distribution. The Option Right held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Option Right immediately prior to its transfer and may be exercised by such transferee as and to the extent that the Option Right has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.
9.No Stockholder Rights Before Exercise. Neither you nor any permitted transferee of this Option Right will have any of the rights of a stockholder of the Company with respect to any shares of Common Stock subject to this Option Right until a certificate evidencing such shares of Common Stock has been issued, electronic delivery of such shares of Common Stock has been made to your designated brokerage account, or an appropriate book entry in the Company’s stock register has been made. No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued, electronic delivery of your shares of Common Stock has been made to your designated brokerage account, or an appropriate book entry
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in the Company’s stock register has been made, except as otherwise described in the Plan.
10.Non-Qualified Option Right. This Option Right is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code and will be interpreted accordingly.
11.Governing Plan Document. This Agreement and Option Right are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.
12.Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).
13.Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.
14.Other Agreements. You agree that in connection with the exercise of this Option Right, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.
15.Restrictive Legends. The Company may place a legend or legends on any certificate representing shares of Common Stock issued upon the exercise of this Option Right summarizing transfer and other restrictions to which the shares of Common Stock may be subject under applicable securities laws, other provisions of this Agreement, or other agreements contemplated by Section 14 of this Agreement. You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.
16.Compensation Recovery Policy; Cancellation and Recission.
(a)You agree that during the period of your employment or service with the Company or any of its Affiliates and for the one year period immediately following termination of such employment or service for any reason (the “Covenant Term”), you will not (i) materially breach the Company’s Code of Ethics and Business Conduct, (ii) breach any nondisclosure or similar obligation owed to the Company or any Affiliate or (iii) render services for any organization or engage directly or indirectly in any business which, in the judgment of the chief executive officer of the Company or other senior officer designated by the Committee, is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company.
(b)Failure to comply with the provisions of Section 16(a) of this Agreement during the Covenant Term shall cause this Option Right to be canceled. If any failure to comply with the provisions of Section 16(a) of this Agreement during the Covenant Term occurs within a one year period after any exercise, payment or delivery pursuant to this Option Right shall cause such exercise, payment or delivery to be rescinded. The Company shall notify you in writing of any such rescission within one year after such exercise, payment or delivery. Within ten days after receiving such notice from the Company, you shall pay
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to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery pursuant to this Option Right.
(c)Additionally, this Option Right and any compensation associated herewith may be made subject to reduction, cancellation, forfeiture or recovery by the Company or other action pursuant to any Compensation Recovery Policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. This Option Right may be unilaterally amended by the Committee to comply with any such Compensation Recovery Policy.
17.Electronic Delivery and Acceptance. The Company may deliver any documents related to this Option Right by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator
18.Other Acknowledgments. Nothing in this Agreement (or otherwise) (a) limits your right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Sarbanes-Oxley Act of 2002) or (b) prevents you from providing, without prior notice to the Company, information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, you are not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act). The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.
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